April 18, 2006


Securities and Exchange Commission 100 F Street, N.E.
Washington, DC  20549


Commissioners:

We have read the statements made by Transnational Financial Network, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Transnational Financial Network, Inc. dated April 17, 2006. We agree with the statements concerning our Firm in such Form 8-K.


Very truly yours,

/s/ Burr, Pilger & Mayer LLP